UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 29, 2010
THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)

(508) 390-1000
Registrant’s Telephone Number (Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
The TJX Companies, Inc. (the “Company”) and Ernie Herrman, Senior Executive Vice President, Group President of the Company, entered into a new employment agreement, effective as of January 29, 2010. The term of the agreement continues until February 2, 2013, unless terminated earlier in accordance with its terms. The agreement provides for a minimum base salary of $925,000 and participation in specified benefit programs at levels commensurate with his position and responsibilities. If, prior to the end of the term, the Company terminates Mr. Herrman’s employment (other than for cause) or Mr. Hermann terminates his employment in connection with a relocation of more than forty miles, Mr. Herrman is entitled to continuation of base salary and any automobile allowance for a period of twenty-four months; a cash payment (grossed up for taxes) to cover the cost of any COBRA continuation of medical benefits that Mr. Herrman elects, subject to possible early termination if Mr. Herrman obtains other coverage; certain cash incentive awards (Management Incentive Plan (MIP) and Long Range Performance Incentive Plan (LRPIP)) for the year or award cycle in which termination occurs, subject to attainment of the applicable performance goals and adjusted to reflect his period of service during the year or cycle; and vested and accrued, but unpaid, pay and benefits. Mr. Herrman is also entitled to these severance benefits upon termination of his employment during the term if he dies or becomes disabled (except that base salary continuation would be offset by any long-term disability benefits and the MIP award would be his unprorated target MIP award), or if the Company fails to offer him continued service in a comparable position, as reasonably determined by the Executive Compensation Committee of the Board of Directors of the Company, at the end of the term of the agreement.
Mr. Herrman agreed to non-competition and non-solicitation provisions during the term of his employment and for twenty-four months thereafter and to confidentiality provisions during and after his employment. Benefits under the agreement are conditioned on compliance with these covenants.
If a change of control occurs during the term of the agreement (with or without a termination of employment), Mr. Herrman is entitled to receive, in addition to any earned but unpaid MIP and LRPIP awards, a lump sum payment equal to his target MIP award for the year in which the change of control occurs, plus his target MIP award for that year prorated for his period of service, plus the maximum award for each uncompleted LRPIP cycle. In addition, upon a change of control, Mr. Herrman is not subject to the non-competition covenant described above following termination of employment. If Mr. Herrman’s employment terminates due to his death or disability, if the Company terminates his employment other than for cause, or if he terminates his employment for good reason (as defined in the agreement), within twenty-four months following a change of control and prior to the end of the term, instead of the severance benefits payable prior to a change of control, Mr. Herrman is entitled to receive a payment equal to two times his annual base salary (offset by any long-term disability benefits) plus the value of two years of any automobile allowance; continued life and medical insurance for two years, except to the extent he has coverage from another employer; and vested and accrued, but unpaid, pay and benefits. If certain excise taxes would be incurred by Mr. Herrman in connection with a change of control, the Company is obligated to reduce or eliminate his benefits to the extent necessary to maximize his after-tax benefit. The Company is also obligated to pay Mr. Herrman all legal fees and expenses he reasonably incurs in seeking enforcement of his contractual rights following a change of control.
The description of the agreement set forth above is qualified in its entirety by reference to the actual terms of the agreement filed as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d) EXHIBITS.

Exhibit Number	Description
10.1	Employment Agreement dated as of January 29, 2010 between Ernie Herrman and The TJX Companies, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Jeffrey G. Naylor
Jeffrey G. Naylor
Senior Executive Vice President and Chief Financial and Administrative Officer

Dated: January 29, 2010